EXHIBIT 99.1

News
For Immediate Release

4 Landmark Square Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES PARTIAL REDEMPTION
OF ITS OUTSTANDING 5% SENIOR NOTES

STAMFORD, CT, March 3, 2017 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it has given an irrevocable notice for the redemption of $220 million aggregate principal amount of its outstanding 5% Senior Notes due 2020. Prior to this redemption, the Company had outstanding $500 million of its 5% Senior Notes, and accordingly following this redemption the Company will continue to have outstanding $280 million of its 5% Senior Notes.  The redemption date for this partial redemption is April 3, 2017. Pursuant to the terms of the indenture governing the 5% Senior Notes, the Company will redeem $220 million aggregate principal amount of the 5% Senior Notes at a redemption price of 101.25% of their principal amount, or $222.75 million, plus accrued and unpaid interest up to the redemption date.  The Company will fund this partial redemption from a portion of the net proceeds it received from its recent issuance of €650 million of its 3 ¼% Senior Notes due 2025.  As a result of this redemption, the Company will incur a loss on early extinguishment of debt of approximately $0.05 per diluted share.

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SILGAN HOLDINGS
March 3, 2017

Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.6 billion in 2016.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2016 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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